All-Hands Email on November Layoff

Our CEO, Glenn Kelman, sent this email to all Redfin employees at 5:45 a.m. PDT on November 9, 2022. For the public posting, we removed links to our intranet.

Dear Redfin,
We’re laying off 862 brilliant, loyal people and also closing RedfinNow. We’ll still need home-services employees for our concierge service to fix up brokerage customers’ listings, but since that group spent most of its time renovating RedfinNow homes, it will get much smaller.

Calls to People Leaving Start at 8 Local Time
We’re meeting with the RedfinNow and home-services teams at 6:15 a.m. and 8:15 a.m. Pacific time. We’ll start calling the folks being asked to leave other departments at 8:00 a.m. local time, and then send an email out to everyone else when we’re done.

13% Layoff
With this layoff, the number of employees at Redfin, including those at Rent and Bay Equity, will decline by 13%. Since April 30, the number of people working here has fallen 27%. We've also eliminated the roles of 218 employees who can choose over the next few days to stay at Redfin in another role; if all of those employees were to leave, the reduction would be 16% in November and 29% since April.

The Housing Market Will Get Smaller in 2023
A layoff is awful but we can’t avoid it. We plan to keep increasing our share of the market, but that market in 2023 is likely to be 30% smaller than it was in 2021. The June layoff was a response to our expectation that we’d sell fewer houses in 2022; this layoff assumes the downturn will last at least through 2023.

Thank You
To every departing employee who put your faith in Redfin, thank you. I’m sorry that we don’t have enough sales to keep paying you. The severance pay is the same as before: ten to fifteen weeks of pay depending on Redfin tenure, and healthcare coverage for three months. More information is on Fin.

Closing RedfinNow
There’ll be another time to discuss our plans to grow, starting with this afternoon’s earnings call. But we need a moment now to say why we’re closing our iBuying business, when we’ve said for years that it drives listing share. One problem is that the share gains we could attribute to iBuying have become less certain as we rolled it out more broadly, especially now that our offers are so low.

RedfinNow Is Too Much Money and Risk
And the second problem is that iBuying is a staggering amount of money and risk for a now-uncertain benefit. We’ve tied up hundreds of millions of dollars in houses that you yourself wouldn’t want to own right now. Even before its overhead expenses, the RedfinNow properties segment will likely lose $22 - $26 million dollars in 2022. However small our iBuying loss may be compared to others, that loss is still larger than we could afford to bear again.

Hello, Adversity
All of us, myself included, have to grieve for RedfinNow and other projects now ending. We’ll be ridiculed for thinking they could’ve succeeded. But having strained ourselves to the limit for a long time, we have to acknowledge that, even if we had the money to do more, we’ll be happier and more successful doing less, and doing it well. It will be good to focus on our original calling: getting people a higher, not a lower, price for their homes, at a 1% fee, and supporting people through their entire move, from the mobile application to the agent to the lender to the title specialist.

Our True Colors
We’ll show our true colors over the coming year by putting customers first and taking market share, as we have every year through good and bad markets. We’ll show our true colors today by caring for those who are leaving. I won’t pretend it isn’t heartbreaking.

A Caring Culture in a Cyclical Industry
A cyclical industry makes it hard to build a caring culture. We could be cynical and stop trying to care, or even more cynical and say we only pretended to try. But those of us still here tomorrow will have remained for a reason, united by a now-ancient belief that what’s smaller can become bigger, that the only thing more inevitable than love’s failures are its triumphs. Whether you’re staying or going, you can, as always, call my cell, to vent, to plan your next career move, to ask questions, to say goodbye.

Sincerely, Glenn

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